Exhibit 99.1

Mountain Crest Acquisition Corp. II Stockholders Approve

Business Combination with Better Therapeutics Inc.

Trading Under New Ticker Symbol “BTTX” Expected to Begin Friday, October 29, 2021

New York, NY – October 27, 2021- Mountain Crest Acquisition Corp. II (NASDAQ: MCAD) (the “Company”), a publicly traded special purpose acquisition company, announced today that in a special meeting of stockholders on October 27, 2021, its stockholders voted to approve its proposed business combination (the “business combination”) with Better Therapeutics Inc. (“Better Therapeutics”), a company engaged in developing a novel form of cognitive behavioral therapy to address the root causes of cardiometabolic diseases.

The business combination is expected to close on October 28, 2021, subject to the satisfaction of certain customary closing conditions. As part of the consummation of the business combination, the Company will change its name to “Better Therapeutics, Inc.” Trading on The Nasdaq Capital Market, under the new ticker symbol “BTTX,” is expected to begin on October 29, 2021.

“I am pleased to complete this business combination with MCAD. The proceeds from this transaction and other financing will enable Better Therapeutics to advance its pipeline of prescription digital therapeutics for treating cardiometabolic diseases,” said Kevin Appelbaum, Chief Executive Officer of Better Therapeutics.

Dr. Suying Liu, Chairman and Chief Executive Officer of the Company, commented, “I am grateful for the support of all of our stockholders, and excited by the opportunity to partner with Kevin and the whole Better Therapeutics team on the next stage of growth of its business.”

About Mountain Crest Acquisition Corp. II

Mountain Crest Acquisition Corp. II is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Mountain Crest II ’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although the company intends to focus on operating businesses in North America.

About Better Therapeutics Inc.

Better Therapeutics Inc. is a prescription digital therapeutics (PDT) company developing a novel form of cognitive behavioral therapy to address the root causes of cardiometabolic diseases. The company has developed a proprietary platform for the development of FDA-regulated, software-based solutions for type 2 diabetes, heart disease and other conditions. The cognitive behavioral therapy delivered by Better Therapeutics’ PDT is designed to enable changes in neural pathways of the brain so lasting changes in behavior become possible. Addressing the underlying causes of these diseases has the potential to dramatically improve patient health while lowering healthcare costs. Better Therapeutics clinically validated mobile applications are intended to be prescribed by physicians and reimbursed like traditional medicines. For more information visit: bettertx.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 including statements about the parties’ ability to close the proposed Business Combination, the anticipated benefits of the proposed Business Combination, and the financial condition, results of operations, earnings outlook and prospects of Mountain Crest II and/or Better Therapeutics and may include statements for the period following the consummation of the proposed Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of Mountain Crest II and Better Therapeutics, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements including: the ability to recognize the anticipated benefits of the business combination; other risks and uncertainties included under the header “Risk Factors” in the definitive proxy statement/prospectus filed by Mountain Crest II on October 12, 2021.

Mountain Crest Acquisition Corp. II

Dr. Suying Liu

Chairman and CEO

311 W 43rd St, 12th Fl, New York, NY 10036

(646) 493-6558

Better Therapeutics Media Contact

Heidi Chokeir, PhD

+1 619 203 5391

heidi.chokeir@canalecomm.com